(THIS IS BEING FILED SOLELY TO CORRECT THE DATE OF THE PROSPECTUS SUPPLEMENT) Pricing Supplement Dated November 17, 1997 (To Prospectus dated September 24, 1997 and Prospectus Supplement dated October 28, 1997)
                                                                  Rule 424(b)(3)
                                                              File No. 333-29879
                             FIRST INDUSTRIAL, L.P.
                         Medium-Term Notes - Fixed Rate

Principal Amount: $50,000,000     Interest Rate:  6.90%      Issue Price:  100%

Agent's Discount Commission: .6%       Original Issue Date:  November 20, 1997
Stated Maturity Date:  November 21, 2005

Net Proceeds to Issuer:  $49,700,000


Interest Payment Dates:  May 21 and November 21

Redemption:

/X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
/ / The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage:
    Annual Redemption Percentage Reduction: ____% until Redemption percentage is 100% of the principal amount.

Optional Repayment:
/X/ The Notes cannot be repaid prior to the Stated Maturity Date.
/ / The Notes can be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
    Optional Repayment Dates:
    Repayment Price:  ____%

Currency:
    Specified Currency:  U.S. Dollars
    (If other than U.S. Dollars, see attached)
    Minimum Denominations:
    (Applicable only if Specified Currency is other than U.S. Dollars)

Original Issue Discount ("OID"):   / /  Yes   /X/  No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:   /X/ Book-Entry   / /  Certificated

Agent:  /X/ J.P. Morgan Securities Inc.   /X/  Merrill Lynch, Pierce, Fenner
                                                 & Smith Incororated
        /X/ Donaldson, Lufkin &           /X/  First Chicago Capital
            Jenrette Securities                  Markets, Inc.
            Corporation                   /X/  UBS Securities LLC

Agent acting in the capacity as indicated below:
       /X/  Agent     / /    Principal

If as principal:
      / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      / / The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Exchange Rate Agent: N/A

Other Provisions:  None.